Exhibit 99.1
FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
	Dallas, TX 75252		www.pmctrust.com
PMC Commercial Trust Announces Third Quarter and Year-to-Date Results
PMC Commercial Trust
NYSE ALTERNEXT US (Symbol PCC)
www.pmctrust.com

Dallas, TX	November 6, 2008
PMC Commercial Trust (NYSE ALTERNEXT US: PCC) announced third quarter and year-to-date results today.
Third Quarter Results
Income from continuing operations decreased to $587,000 ($0.06 per share) during the three months ended September 30, 2008 from $3,542,000 ($0.33 per share) during the three months ended September 30, 2007. For the three months ended September 30, 2008, net income decreased to $603,000, or $0.06 per share, compared to $3,497,000, or $0.33 per share, for the three months ended September 30, 2007. In October 2008, as a result of current economic conditions, we announced a cost reduction plan. These initiatives included streamlining our sales, credit and servicing, as well as outsourcing some functions. The plan resulted in severance related charges of $1,573,000 during the third quarter of 2008. Without this one-time charge, our income from continuing operations would have been $2,160,000 during the three months ended September 30, 2008 and our net income would have been $2,176,000. Management estimates annual savings for these initiatives to be approximately $1.0 million to $1.2 million.
Other significant items when comparing the periods included:
•
a decrease in income from retained interests in transferred assets of $1,629,000 primarily due to a decrease in unanticipated prepayment fees of $908,000 and a decrease in our weighted average retained interests in transferred assets;

•	a decrease in interest income of $554,000 and interest expense of $416,000 due primarily to decreases in variable interest rates; and

•	a decrease in other income of $228,000 due primarily to decreased other loan related income.
Year-to-Date Results
Income from continuing operations decreased to $6,737,000 ($0.63 per share) during the nine months ended September 30, 2008 from $9,927,000 ($0.93 per share) during the nine months ended September 30, 2007. For the nine months ended September 30, 2008, net income decreased to $7,515,000, or $0.70 per share, compared to $10,487,000, or $0.98 per share, for the nine months ended September 30, 2007. Without the one-time severance related charges of $1,573,000, our income from continuing operations would have been $8,310,000 during the nine months ended September 30, 2008 and our net income would have been $9,088,000.
Other significant items when comparing the periods included:
•
a decrease in income from retained interests in transferred assets of $1,411,000 primarily due to a decrease in the weighted average balance outstanding of our retained interests in transferred assets;

•	a decrease in interest income of $1,523,000 and interest expense of $996,000 due primarily to decreases in variable interest rates; and

•	a decrease in other income of $454,000 due primarily to decreased prepayment fee income on our loans receivable, other loan related income and servicing fee income.

PMC COMMERCIAL TRUST	Earnings Press Release	November 6, 2008
Financial Position
•
Total assets were approximately $228.3 million at September 30, 2008 compared to approximately $231.4 million at December 31, 2007 and approximately $233.8 million at September 30, 2007. This represents a decrease of $3.1 million, or 1.3% from December 31, 2007, and a decrease of $5.5 million, or 2.4% from September 30, 2007.

•
Total serviced loan portfolio was approximately $287.3 million at September 30, 2008 compared to approximately $326.4 million at December 31, 2007 and approximately $340.8 million as of September 30, 2007. This represents a decrease of $39.1 million, or 12.0% from December 31, 2007, and a decrease of $53.5 million, or 15.7% from September 30, 2007.

•
Outstanding retained loan portfolio was approximately $186.7 million at September 30, 2008 compared to approximately $166.4 million at December 31, 2007 and approximately $164.5 million as of September 30, 2007. This represents an increase of $20.3 million, or 12.2% from December 31, 2007, and an increase of $22.2 million, or 13.5% from September 30, 2007.

•
The structured notes payable of two qualified special purpose entities were repaid during 2008. As a result, approximately $21.4 million of loans previously included within our securitized portfolio were included in our retained portfolio.

Interest Rate Sensitivity
•	Approximately 78% of our loans receivable at September 30, 2008 were based on LIBOR or the prime rate.
•
The average 90-day LIBOR, on which we base the interest rate we charge to our LIBOR based borrowers, decreased from 5.36% during the nine months ended September 30, 2007 to 3.41% during the nine months ended September 30, 2008. The LIBOR base rate was 3.88% commencing October 1, 2008.

•
The average prime rate, on which we base the interest rate we charge to our prime rate borrowers, decreased from 8.25% during the nine months ended September 30, 2007 to 5.83% during the nine months ended September 30, 2008. The prime rate base rate was 5.00% commencing October 1, 2008.

Originations and Prepayments
•	During the first nine months of 2008, we funded approximately $30.6 million of loans.
•	We anticipate that 2008 aggregate loan fundings for the fourth quarter of 2008 will be approximately $5 million to $10 million.
•	We anticipate that 2009 aggregate loan funding will range between $20 million to $25 million.
•	Principal prepayments on our retained portfolio were $19.1 million during the first nine months of 2008 compared to $23.1 million during the first nine months of 2007.
•	Prepayments of our serviced portfolio were $55.7 million during the first nine months of 2008 compared to $67.7 million during the first nine months of 2007.
Liquidity
•	We are currently focusing on originating SBA 7(a) loans since the government guaranteed portion (approximately 75% to 85%) can be more easily leveraged in an active secondary market.
•	Our $45 million revolving credit facility, which matures December 31, 2009, had $21.5 million outstanding at September 30, 2008.
Dividends
•	A regular quarterly dividend on our common shares of beneficial interest of $0.225 per share was paid on October 14, 2008 to shareholders of record on September 30, 2008.
•	We anticipate a continuation of the $0.225 per share quarterly dividend for the fourth quarter of 2008. A special dividend may be declared at year-end, if deemed appropriate.

PMC COMMERCIAL TRUST	Earnings Press Release	November 6, 2008
Lance B. Rosemore, Chairman of the Board of Trust Managers, stated, “We have remained profitable through this economic downturn and challenging liquidity market. We are confident that our cost cutting initiatives will strengthen profitability by reducing operating costs and better position the company to take advantage of market conditions as and when they stabilize. Consequently, our Board feels confident that the current level of dividends will be maintained for the next year.
‘Due to the economic turmoil facing all financial services companies, we have been and for the near term will be, focusing on SBA 7(a) lending. Our actions have resulted in an increase in both SBA 7(a) commitments and funding. Until we see an increased ability to obtain leverage or our prepayments provide additional liquidity, we will continue originating primarily SBA 7(a) loans.”
The following tables contain comparative selected financial data:
FINANCIAL POSITION INFORMATION
(In thousands)

	September 30,	December 31,	September 30,
	2008	2007	2007
Loans receivable, net	$186,190	$165,969	$164,064
Retained interests in transferred assets	$33,384	$48,616	$50,611
Total assets	$228,314	$231,420	$233,784
Debt	$60,585	$62,953	$63,420
Total beneficiaries’ equity	$155,893	$156,354	$157,487
Shares outstanding	10,782	10,765	10,765

PMC COMMERCIAL TRUST	Earnings Press Release	November 6, 2008
RESULTS OF OPERATIONS
COMPARED TO PRIOR YEARS
(Dollars in thousands, except per share information)

	Nine Months Ended September 30,			Three Months Ended September 30,
	2008	2007	Inc (Dec) %	2008	2007	Inc (Dec) %
Income:
Interest income	$10,886	$12,409	(12%)	$3,601	$4,155	(13%)
Income from retained interests in transferred assets	5,243	6,654	(21%)	1,047	2,676	(61%)
Other income	1,587	2,041	(22%)	432	660	(35%)

Total income	17,716	21,104	(16%)	5,080	7,491	(32%)

Expenses:
Interest	3,095	4,091	(24%)	930	1,346	(31%)
Salaries and related benefits	3,752	3,574	5%	1,161	1,193	(3%)
General and administrative	1,794	1,879	(5%)	671	583	15%
Severance and related benefits	1,573	—	—	1,573	—	—
Impairments and provisions	491	1,105	(56%)	102	691	(85%)

Total expenses	10,705	10,649	1%	4,437	3,813	16%

Income before income tax provision, minority interest, and discontinued operations	7,011	10,455	(33%)	643	3,678	(83%)

Income tax provision	(206)	(461)	(55%)	(33)	(114)	(71%)
Minority interest (preferred stock dividend of subsidiary)	(68)	(67)	1%	(23)	(22)	5%

Income from continuing operations	6,737	9,927	(32%)	587	3,542	(83%)

Discontinued operations	778	560	39%	16	(45)	(136%)

Net income	$7,515	$10,487	(28%)	$603	$3,497	(83%)

Basic weighted average shares outstanding	10,771	10,758		10,782	10,765

Basic and diluted earnings per share:
Income from continuing operations	$0.63	$0.93		$0.06	$0.33
Discontinued operations	0.07	0.05		—	—

Net income	$0.70	$0.98		$0.06	$0.33

PMC COMMERCIAL TRUST	Earnings Press Release	November 6, 2008
RESULTS OF OPERATIONS
COMPARED TO PRIOR QUARTERS
(Dollars in thousands, except per share information)

	Quarter Ended
	September 30,	June 30,
	2008	2008	Inc (Dec) %
Income:
Interest income	$3,601	$3,519	2%
Income from retained interests in transferred assets	1,047	2,277	(54%)
Other income	432	418	3%

Total income	5,080	6,214	(18%)

Expenses:
Interest	930	954	(3%)
Salaries and related benefits	1,161	1,352	(14%)
General and administrative	671	654	3%
Severance and related benefits	1,573	—	—
Impairments and provisions	102	35	191%

Total expenses	4,437	2,995	48%

Income before income tax provision, minority interest, and discontinued operations	643	3,219	(80%)

Income tax provision	(33)	(91)	(64%)
Minority interest (preferred stock dividend of subsidiary)	(23)	(23)	—

Income from continuing operations	587	3,105	(81%)

Discontinued operations	16	424	(96%)

Net income	$603	$3,529	(83%)

Basic weighted average shares outstanding	10,782	10,767

Basic and diluted earnings per share:
Income from continuing operations	$0.06	$0.29
Discontinued operations	—	0.04

Net income	$0.06	$0.33

PMC COMMERCIAL TRUST	Earnings Press Release	November 6, 2008
REAL ESTATE INVESTMENT TRUST (“REIT”) TAXABLE INCOME
REIT taxable income is presented to assist investors in analyzing our performance and is a measure that is presented quarterly in our consolidated financial statements and is one of the factors utilized by our Board of Trust Managers in determining the level of dividends to be paid to our shareholders.
The following reconciles net income to REIT taxable income:

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In thousands)
Net income	$7,515	$10,487	$603	$3,497
Book/tax difference on depreciation	(45)	(49)	(15)	(24)
Book/tax difference on property sales	(778)	680	(16)	(13)
Book/tax difference on Retained Interests, net	(3)	1,243	(151)	675
Severance accrual	1,573	—	1,573	—
Impairment losses	—	233	—	—
Dividend distribution from taxable REIT subsidiary	2,000	—	—	—
Book/tax difference on rent and related receivables	—	(1,152)	—	—
Book/tax difference on amortization and accretion	(172)	(192)	(32)	(46)
Asset valuation	106	(295)	90	6
Other book/tax differences, net	(30)	101	(75)	(73)

	10,166	11,056	1,977	4,022

Less: taxable REIT subsidiaries net income, net of tax	(392)	(796)	(114)	(231)

REIT taxable income	$9,774	$10,260	$1,863	$3,791

Distributions declared	$7,004	$9,685	$2,425	$3,229

Common shares outstanding	10,771	10,758	10,782	10,765

CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE ARE “FORWARD-LOOKING STATEMENTS” INTENDED TO QUALIFY FOR THE SAFE HARBORS FROM LIABILITY ESTABLISHED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS CAN GENERALLY BE IDENTIFIED AS SUCH BECAUSE THE CONTEXT OF THE STATEMENT WILL INCLUDE WORDS SUCH AS THE COMPANY “EXPECTS,” “ANTICIPATES” OR WORDS OF SIMILAR IMPORT. SIMILARLY, STATEMENTS THAT DESCRIBE THE COMPANY’S FUTURE PLANS, OBJECTIVES OR GOALS ARE ALSO FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING THE FINANCIAL PERFORMANCE OF THE COMPANY, REAL ESTATE CONDITIONS AND MARKET VALUATIONS OF ITS SHARES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED. ALTHOUGH THE COMPANY BELIEVES THE EXPECTATIONS REFLECTED IN ANY FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THE COMPANY CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ATTAINED. SHAREHOLDERS, POTENTIAL INVESTORS AND OTHER READERS ARE URGED TO CONSIDER THESE FACTORS CAREFULLY IN EVALUATING THE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS MADE HEREIN ARE ONLY MADE AS OF THE DATE OF THIS PRESS RELEASE AND THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE SUCH FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.